                                                                    EXHIBIT 99.1

                             [HONEYWELL LETTERHEAD]

                                                                   July 16, 2001



Benjamin W. Heineman, Jr., Esq.
Senior Vice President, General Counsel
    and Secretary
General Electric Company
3135 Easton Turnpike, E3
Fairfield, Connecticut 06431

Dear Ben:

                  I am writing to confirm our agreement with respect to certain matters under the Merger Agreement, dated as of October 22, 2000, between our two companies.


1. Notwithstanding any provisions of the Merger Agreement to the contrary, including any express or implied obligations therein or thereunder (and regardless of the basis for the imposition of restrictions on conduct, including whether any such provisions restrict specific types of conduct or impose restrictions because of the effect certain conduct might have on "pooling of interests" accounting treatment or "reorganization" tax treatment of the merger contemplated by the Merger Agreement), but subject to paragraphs 2 and 4 below, each of General Electric Company and Honeywell hereby consents to, and agrees that no breach of the Merger Agreement shall result from, any party taking such actions as such party in its sole discretion deems necessary or desirable in connection with:

     (a) addressing issues arising out of or relating to the hiring, retention, motivation and discharge of employees, including, without limitation, granting options, restricted units and other stock based awards, awarding bonuses, taking other compensation and benefit actions and entering into and/or modifying or amending employment, retention, severance, compensation or benefit agreements, plans or arrangements;

     (b) acquiring or disposing of any assets, properties, businesses or any interests therein; and

     (c)  issuing or acquiring securities or any interests therein.

2. In granting the consent pursuant to paragraph 1 above, General Electric and Honeywell each hereby (a) waives the right to bring a claim or assert a defense on the basis that any party has breached the Merger Agreement by taking any action permitted by this letter and (b) acknowledges and agrees that (i) the consent granted pursuant to paragraph 1 above has not been granted for purposes of determining whether any action taken by a party described in paragraph 1 constitutes a breach of a representation, warranty, covenant or other obligation for purposes of determining whether any one or more of the conditions to the merger in Article VIII of the Merger Agreement have or have not been satisfied (but any right to terminate the Merger Agreement under Section 9.1 thereof or otherwise shall be determined without regard to any such breach arising from the taking of any actions permitted by this letter on or after July 3, 2001), and (ii) neither party has waived the right to assert, as a result of the other party having taken any actions permitted by this letter, that any one or more of the conditions to the merger in Article VIII of the Merger Agreement have or have not been satisfied, provided, however, that for purposes only of any claim for damages by any party based on facts or circumstances existing on or prior to July 3, 2001, each of General Electric and Honeywell is waiving the right to assert as a result of the other party having taken any actions permitted by this letter on or after July 3, 2001 that any one or more of the conditions to the merger in
     Article VIII of the Merger Agreement have not been satisfied.

3. Except as specifically provided in paragraph 2 above with respect to the conditions to the merger set forth in Article VIII of the Merger Agreement, General Electric and Honeywell (i) acknowledge and agree that their consent and the taking of actions permitted by this letter will not prejudice or otherwise affect any of the rights, claims or defenses of any party (whether or not heretofore asserted), under the Merger Agreement or otherwise, based on facts or circumstances existing on or prior to July 3, 2001 and will not be used against any party in connection with the exercise or assertion by such party of such rights, claims or defenses; and (ii) further acknowledge and agree that each of General Electric and Honeywell, in granting its consent hereunder or taking such actions as are permitted by this letter, is not waiving any, and is reserving all, rights, claims and defenses such party may have under the Merger Agreement or otherwise based on facts or circumstances existing on or prior to July 3, 2001.

4. Notwithstanding any consent granted pursuant to paragraph 1 above, General Electric does not waive any of the provisions of Section 7.10 of the Merger Agreement, and General Electric does not consent to the taking of any action that is prohibited or otherwise limited by such provisions.

5. General Electric agrees that it will not permit General Electric 2000 Merger Sub, Inc. to take any action that would adversely affect the consents, waivers, reservations of rights or any other agreements or provisions contained in this letter.

                  If the foregoing accurately reflects our agreement, please so indicate by signing in the space provided below and having an executed copy faxed to me.

                                         Very truly yours,



                                         HONEYWELL INTERNATIONAL INC.



                                         By: /s/ Peter M. Kreindler
                                             ------------------------------
                                             Name:  Peter M. Kreindler
                                             Title: Senior Vice President
                                                    and General Counsel

Acknowledged and agreed to for itself and on behalf of General Electric 2000 Merger Sub, Inc.:

GENERAL ELECTRIC COMPANY

By:  /s/ Benjamin W. Heineman, Jr.
     --------------------------------
     Name:  Benjamin W. Heineman, Jr.
     Title: Senior Vice President, General Counsel
              and Secretary